Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-252612) of Arcutis Biotherapeutics, Inc., and
(2) Registration Statement (Form S-8 No. 333-236178) pertaining to the 2017 Equity Incentive Plan, the 2020 Equity Incentive Plan, and the 2020 Employee Stock Purchase Plan of Arcutis Biotherapeutics, Inc.;

of our report dated February 16, 2021, with respect to the financial statements of Arcutis Biotherapeutics, Inc. included in this Annual Report (Form 10-K) of Arcutis Biotherapeutics, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Los Angeles, California
February 16, 2021